EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Second Quarter 2013 Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 5, 2013—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported second quarter 2013 net income available to common shareholders of $55.6 million, or $.83 diluted earnings per common share and $.83 basic earnings per common share, compared to $49.5 million or $.74 diluted earnings per common share and $.74 basic earnings per common share for the same period of 2012, representing an increase of 12.3 percent in net income available to common shareholders and 12.2 percent diluted earnings per common share.  Net income available to common shareholders for the three months ended June 30, 2013 was $27.5 million, or $.41 diluted earnings per common share and $.41 basic earnings per common share, compared to $21.2 million or $.31 diluted earnings per common share and $.32 basic earnings per common share for the same period in 2012, representing an increase of 29.7 percent in net income available to common shareholders and an increase of 32.3 percent in diluted earnings per common share.  The Company exited the TARP Capital Purchase program in the fourth quarter of 2012.  The net income available to common shareholders for the three and six months ended June 30, 2012 of $21.2 million and $49.5 million, respectively, includes the amounts related to participation in the TARP program, including stock dividends and amounts related to the Warrants.

Net income for the six months ended June 30, 2013 was positively affected by the repayment of the TARP funds in the fourth quarter of 2012 which eliminated the continued payment of dividends on the Senior Preferred Stock that had been held by the U.S. Treasury, as well as the sale of available-for-sale investment securities totaling $6.2 million, net of tax.  The securities sales were a result of the Company re-positioning a portion of the investment portfolio.  Net income for the same period was negatively impacted by a charge of $8.0 million, net of tax, as a result of the Company’s lead bank subsidiary’s early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs.  Net income was also negatively impacted by narrowing interest margins caused by slightly improving, but still slow loan demand and declining yields in the bond markets coupled with lower levels of revenue on interchange fee income and overdraft programs due to regulatory changes.  Net income also continues to be negatively affected by the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight.

“I’m pleased with the Company’s earnings for the second quarter of 2013, particularly in view of the continued regulatory challenges confronting the industry and the still unsettled economic environment.  Management has taken and will continue to take aggressive steps to improve revenues and control expenses in this challenging period with the goal of improving performance.  The elimination of the preferred stock dividends paid under the TARP program had a positive impact on shareholder earnings, as those dividend obligations no longer exist.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2013 were $11.6 billion compared to $11.9 billion at December 31, 2012.  Net loans were $4.8 billion at June 30, 2013 compared to $4.7 billion at December 31, 2012. Deposits were $8.2 billion at June 30, 2013 and $8.3 billion at December 31, 2012.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 216 facilities and more than 320 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml